UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

    (Check One) [ ] Form 10-K and Form 10-KSB[ ] Form 20-F [ ] Form 11-K [X]
                    Form 10-Q and Form 10-QSB [ ] Form N-SAR

                         For Period Ended: June 30, 2004

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

             For the Transition Period Ended:_______________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


                                     PART 1

                             REGISTRANT INFORMATION

Full Name of Registrant: Cyberlux Corporation

Former Name if Applicable: N/A

Address of Principal
Executive Office
Street and Number: 4625 Creekstone Drive, Suite 100 Research Triangle Park

City, State and Zip Code: Durham, NC 27703

                                    PART II

                     RULES  12B-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)

[  ]      (a)      The  reasons  described  in  reasonable  detail  in
                  Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The  subject  annual  report,  semi-annual  report,
                  transition  report  on  Form  10-K,  Form  20-F, 11-K, Form N-
                  SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
                  or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                  and

[  ]      (c)      The  accountant's  statement  or  other  exhibit  required by
                  RULE  12b-25(c)  has  been  attached  if  applicable.


                                    PART III

                                    NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

THE REGISTRANT IS UNABLE TO FILE THIS SUBJECT REPORT IN A TIMELY MANNER
BECAUSE THE REGISTRANT WAS NOT ABLE TO COMPLETE TIMELY ITS FINANCIAL STATEMENTS WITHOUT UNREASONABLE EFFORT OF or EXPENSE.

                             PART  IV
                        OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   John  W.  Ringo          (770)                    952-1904
  --------------        -------------         ----------------
      (Name)             (Area  Code)         (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?

      If the answer is no, identify report(s). [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [x] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              Cyberlux Corporation
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)


      Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


      Date:  August  16,  2004      By:  /s/  John  W.  Ringo
             ---------------             ---------------------
                                         Name: John W. Ringo
                                         Title: Secretary and Corporate Counsel